Exhibit 99.1

Nautilus, Inc. Reports Second Quarter 2010 Results

VANCOUVER, Wash., August 16, 2010 — Fitness company Nautilus, Inc. (NYSE:NLS) today announced unaudited results for the second quarter ended June 30, 2010. Continuing operations include the Company’s direct and retail businesses. The Company’s commercial business is reported as a discontinued operation.

For the quarter ended June 30, 2010, the Company’s loss from continuing operations was $7.0 million, or $0.23 per share. Loss from continuing operations in the second quarter of 2009 was $14.7 million, or $0.48 per share, which included a pre-tax restructuring charge of $11.8 million, principally related to a non-cash write-off of leasehold improvements in connection with the reduction of leased office space in the Company’s corporate headquarters facility. The Company reported net sales of $30.6 million in the second quarter of 2010, compared to $40.1 million in the second quarter of 2009.

Operating loss was $6.8 million for the second quarter 2010, compared to a loss of $14.9 million for the second quarter 2009. Operating loss for the second quarter 2009 included the aforementioned $11.8 million restructuring charge.

For the second quarter of 2010, the Company’s continuing operations depreciation and amortization was $1.7 million, compared to $2.6 million for the same period in 2009. For the six months ended June 30, 2010, continuing operations depreciation and amortization was $3.5 million, compared to $5.2 million for the same period last year. The year-over-year decline in depreciation and amortization was mainly attributable to the 2009 write-off of the leasehold improvements associated with the Company’s corporate headquarters facility.

Loss from discontinued operations, net of tax, in the second quarter of 2010 was $3.7 million, or $0.12 loss per share, compared to a loss of $6.1 million, or $0.20 loss per share, in the second quarter of 2009. A significant portion of the remaining assets of the discontinued operation were sold in April 2010 and a majority of the loss from discontinued operations in the second quarter of 2010 was attributable to operations which have since been sold.

Net loss in the second quarter 2010 was $10.7 million, or $0.35 loss per share, compared to net loss of $20.8 million, or $0.68 loss per share, in the second quarter 2009.

As of June 30, 2010, the Company had no borrowings against its credit facility, cash and cash equivalents of $4.5 million, and a further $4.3 million of restricted cash. The Company had $2.8 million of assets of discontinued operations held for sale as of June 30, 2010.

At December 31, 2009, the Company had no borrowings, cash and cash equivalents of $7.3 million, and a further $4.9 million of restricted cash.

Comparative net sales by segment:

Three Months Ended	June 30, 2010	June 30, 2009	$ Change	% Change
(thousands)
Direct	$18,443	$28,200	$(9,757)	-34.6%
Retail	11,820	11,356	464	4.1%
Unallocated Corporate	379	546	(167)	-30.6%

Net Sales	$30,642	$40,102	$(9,460)	-23.6%

The Company’s second quarter 2010 net sales in its direct business declined compared to the second quarter of 2009, primarily due to a 40% year-over-year decrease in the rate of credit approvals by the Company’s Tier 1 third-party consumer credit financing provider during the respective periods. Net sales in the Company’s retail business increased 4.1% in the second quarter of 2010, compared to the same period in 2009, primarily due to customer demand for its newly-redesigned fitness bikes and elliptical products, increased sales of free weight products and sales to new customers.

Management does not believe the credit quality of customers applying for credit in its direct business has declined in proportion to the reduction in the rate of credit approvals from its consumer credit financing providers. In early June 2010, the Company notified its Tier 1 financing provider that it would be terminating its agreement and was working to transition to a new financing provider. As previously announced, we entered into a new agreement on June 15, 2010 with GE Money Bank (“GE”) to become our new Tier 1 provider and offer customized private label consumer financing programs to our qualified customers. The Company began offering customers consumer credit financing programs from GE on August 9, 2010 and will fully complete the implementation in September. In anticipation of improved credit availability through GE, the Company reduced advertising expenditures in recent months and it expects to increase spending later in the year.

In addition, during the final two weeks of second quarter, the Company launched a new Tier 2 financing program that offers customized private label consumer credit financing programs to eligible customers not qualifying for credit arrangements offered by its Tier 1 provider.

Comparative segment operating income (loss):

Three Months Ended	June 30, 2010	June 30, 2009	$ Change	% Change
(thousands)
Direct	$(4,978)	$577	$(5,555)	-962.7%
Retail	1,333	1,191	142	11.9%
Unallocated Corporate	(3,113)	(16,690)	13,577	81.3%

Operating Income (Loss)	$(6,758)	$(14,922)	8,164	54.7%

Consolidated gross profit margin in the second quarter 2010 was 44.0% of net sales, compared to 49.4% for the same period in 2009, reflecting a decline in the proportion of sales contributed by our higher margin direct business, as compared to our retail business. Gross profit margin in the direct business declined to 54.1% for the second quarter 2010, compared to 58.5% for the same period in 2009, primarily due to increased sales discounts, as well as lower sales volume. Gross profit margin in the retail business was 26.4% in the second quarter of 2010, compared to 27.3% in the second quarter of 2009. Higher gross profit margin in the second quarter of last year was attributable primarily to adjustments to previously-recognized reserves for warranty costs.

Operating expenses in the second quarter 2010 declined by 41.8% to $20.2 million, compared to $34.7 million in the second quarter of 2009. Operating expenses in 2009 included the previously-mentioned $11.8 million restructuring charge. The decline also reflects reduced selling and marketing costs, mainly lower advertising expenditures, as well as lower general and administrative costs resulting from cost reduction initiatives implemented last year.

For the six months ended June 30, 2010, net sales were $76.3 million, compared $94.2 million in the first six months of 2009. Loss from continuing operations for the first six months of 2010 was $9.4 million, or $0.30 per share, compared to $20.1 million, or $0.66 per share, for the first six months of 2009. Net loss for the first six months of 2009 included $13.8 million in restructuring expenses.

Edward Bramson, Chairman and Chief Executive Officer of Nautilus, Inc., stated, “While the second quarter is traditionally our softest sales period, our results were further impacted by the significantly reduced credit approval rates from our previous third-party consumer credit financing providers and by our decision to reduce advertising expenditures until the new credit programs through GE became available later in the year. We expect these new consumer credit offerings will enable us to take advantage of the underlying demand for our products and result in improved financial performance in coming quarters.”

Mr. Bramson continued, “Although we are not satisfied with our consolidated financial results, we are encouraged that our sales and operating income for our retail business continues to improve. Customer interest in our products remains strong for both retail and direct, and we expect to convert the demand into higher sales as we integrate our new financing programs into our direct business.”

Conference Call

Nautilus will host a conference call today, August 16, at 4:30 p.m. EDT (1:30 p.m. PDT). It will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 926-7385 in North America, and international listeners may call (212) 231-2910.

A telephonic playback will be available from 6:30 p.m. PST, August 16, 2010, through 6:30 p.m. PST, August 30, 2010. Participants can dial (800) 633-8284 or (402) 977-9140 (international) pass code 21467952 to hear the playback.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, Schwinn® Fitness, and Universal®, Nautilus markets innovative fitness products through direct and retail channels. Website: www.nautilusinc.com

Safe Harbor Statement:

This press release includes forward-looking statements, including statements concerning the anticipated impact of credit offerings through a new consumer credit financing provider, possible improvements in operating results and expectations concerning demand for the Company’s products. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include availability and price of media time consistent with our cost and audience profile standards, our ability to successfully divest the remainder of our commercial business, our ability to generate sufficient positive cash flows or raise any necessary debt or equity, our ability to continue to reduce operating costs, a further decline in consumer spending due to unfavorable economic conditions, a change in the availability of credit for our customers who finance their purchases, our ability to effectively develop, market and sell future products, our ability to get foreign-sourced product through customs in a timely manner, our ability to effectively identify, negotiate and integrate any future strategic transactions, our ability to protect our intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including our use of foreign manufacturers, government regulatory action and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

NAUTILUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands)

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$4,487	$7,289
Restricted cash	4,348	—
Trade receivables, net of allowances of $827 as of June 30, 2010 and $4,160 as of December 31, 2009	10,193	27,799
Inventories	16,281	13,119
Prepaids and other current assets	5,460	5,097
Income taxes receivable	334	13,178
Assets of discontinued operation held-for-sale	2,847	10,781

Total current assets	43,950	77,263
Restricted cash	—	4,933
Property, plant and equipment, net	5,562	8,042
Goodwill	2,796	2,794
Other intangible assets, net	19,806	20,838
Other assets	1,377	1,302

Total assets	$73,491	$115,172

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$18,332	$37,107
Accrued liabilities	7,277	10,744
Accrued warranty obligations, current portion	5,229	7,129
Deferred income tax liabilities	847	1,220

Total current liabilities	31,685	56,200
Income taxes payable	3,060	2,866
Deferred income tax liabilities - non-current	1,301	754
Warranty obligations - non-current	1,029	1,250
Other non-current liabilities	1,536	1,619

Total liabilities	38,611	62,689

Commitments and contingencies
Stockholders’ equity:
Common stock - no par value, 75,000 shares authorized, 30,744 shares issued and outstanding at June 30, 2010 and December 31, 2009	4,668	4,414
Retained earnings	22,640	41,136
Accumulated other comprehensive income	7,572	6,933

Total stockholders’ equity	34,880	52,483

Total liabilities and stockholders’ equity	$73,491	$115,172

NAUTILUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net sales	$30,642	$40,102	$76,286	$94,157
Cost of sales	17,173	20,293	39,852	44,044

Gross profit	13,469	19,809	36,434	50,113

Operating expenses:
Selling and marketing	14,645	16,265	33,588	38,924
General and administrative	4,794	5,459	9,953	13,347
Research and development	788	1,211	1,591	2,634
Restructuring	—	11,796	—	13,845

Total operating expenses	20,227	34,731	45,132	68,750

Operating loss	(6,758)	(14,922)	(8,698)	(18,637)

Other income and expenses:
Interest income	—	1	11	10
Interest expense	—	(1)	—	(148)
Other expense	(35)	(90)	(59)	(382)

Total other expenses	(35)	(90)	(48)	(520)

Loss from continuing operations before income taxes	(6,793)	(15,012)	(8,746)	(19,157)
Income tax expense (benefit)	201	(334)	619	945

Loss from continuing operations	(6,994)	(14,678)	(9,365)	(20,102)
Discontinued operation:
Loss from discontinued operation	(3,663)	(6,469)	(9,050)	(14,398)
Income tax expense (benefit) from discontinued operation	48	(376)	81	90

Loss from discontinued operation, net of tax	(3,711)	(6,093)	(9,131)	(14,488)

Net loss	$(10,705)	$(20,771)	$(18,496)	$(34,590)

Loss per share from continuing operations:
Basic and diluted	$(0.23)	$(0.48)	$(0.30)	$(0.66)
Loss per share from discontinued operation:
Basic and diluted	$(0.12)	$(0.20)	$(0.30)	$(0.47)
Loss per share:
Basic and diluted	$(0.35)	$(0.68)	$(0.60)	$(1.13)
Weighted average shares outstanding:
Basic and diluted	30,744	30,614	30,744	30,614

SOURCE: Nautilus, Inc.

For Nautilus, Inc.

Investor Relations

John Mills, 310-954-1100